Exhibit 99.(n)(7)

SCHEDULE A

Amended Schedule A dated March 13, 2015 to the

Amended Rule 18f-3 Multiple Class Plan dated as of November 19, 2000, as revised

Turner Funds

Turner Emerging Growth Fund

Turner Midcap Growth Fund

Turner Small Cap Growth Fund

Turner Spectrum Fund

Turner Medical Sciences Long/Short Fund